  Exhibit 21

  Subsidiaries

  American Eagle Outfitters, Inc. has the following wholly owned subsidiaries:

  AE Stores Company, a Delaware corporation
  AEO International Corp., a Delaware corporation*
  AEH Holding Company, a Delaware C-corporation*
  Retail Commerce Company, a Nevada corporation*
  Retail Royalty Company, a Nevada corporation*
  Prophecy Co., an Ohio corporation*
  Eagle Trading Company, a Mexican corporation
  BSI Imports Company, LLC, a Delaware limited liability company*
  Blue Star Imports, Ltd., a Delaware C-corporation*
  Blue Star Imports, L.P., a Pennsylvania limited partnership*

  *denotes second or third tier subsidiary owned by AE Stores Company